                                                                         EX.12.1

                      FIRST INDUSTRIAL REALTY TRUST, INC.

                      COMPUTATION OF RATIOS OF EARNINGS TO

                 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS(A)

                             (DOLLARS IN THOUSANDS)

                                             FOR THE
                                        THREE MONTHS ENDED
                                            MARCH 31,                   FOR THE YEAR ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1997       1996       1996       1995       1994       1993       1992
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

Income (loss) before disposition of
  interest rate protection agreement,
  gain on sales of properties,
  extraordinary items and minority
  interest...........................  $  13,190  $   6,986  $  36,524  $  19,756  $   8,855  $  (3,399) $  (4,048)

Plus interest expense and
  amortization of deferred financing
  costs and interest rate protection
  agreements.........................      8,927      7,413     32,240     33,029     26,461     19,184     19,994
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

Earnings before disposition of
  interest rate protection
  agreements, gain on sales of
  properties, extraordinary items,
  minority interest and fixed
  charges............................  $  22,117  $  14,399  $  68,764  $  52,785  $  35,316  $  15,785  $  15,946
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

Fixed charges and preferred stock
  dividends (b)......................  $  10,100  $   8,435  $  36,660  $  33,821  $  26,511  $  19,197  $  20,277
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

Ratio of earnings to combined fixed
  charges and preferred stock
  dividends (c)......................      2.19x      1.71x      1.88x      1.56x      1.33x         --(c)        --(c)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

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(a) The Company completed its initial public offering on June 30, 1994.
    Information prior to the initial public offering includes the operations and accounts of the Company's predecessor and information subsequent to the initial public offering includes the historical operations and accounts of the Company.

(b) There was no preferred stock outstanding prior to November, 1995.

(c) Earnings represent earnings before disposition of interest rate protection agreements, gain on sales of properties, extraordinary items, minority interest and fixed charges. Fixed charges consist of interest expenses, capitalized interest, and amortization of interest rate protection agreements and deferred financing costs. For the fiscal years ended December 31, 1993 and 1992, earnings were not sufficient to cover fixed charges. Additional earnings of $3.4 million and $4.3 million, respectively would have been required to achieve a ratio of 1.0 for such periods.